Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of January 1, 2011, by and between ACACIA AUTOMOTIVE INC., a Texas corporation (the “Company”), and Steven L. Sample (the “Executive”).  Notwithstanding any other usage of the term “Company” within this Agreement, each and every instance of that term is intended, through any and all expansions or further illustrations or lack thereof within this Agreement and any addendums, exhibits or notices thereto, shall be construed to mean Acacia Automotive, Inc. (including any subsequent name changes associated therewith), all its subsidiaries (whether wholly or partially owned), and any and all other assets and holdings of the Company and any of its subsidiaries whether named or not named, including but not limited to the capital stock and all assets owned by and/or associated with each of those entities, whether that terms shall be used in conjunction with but not limited to matters in this Agreement relating to compensation, benefits, change of control, liens and otherwise.

Recitals

WHEREAS, the Company desires to continue the employment of the Executive as the Chief Executive Officer of the Company beyond January 1, 2011 (the “Commencement Date”), and the Executive desires to continue his employment by the Company in such capacity as of such date, on the terms and subject to the conditions set forth in this Agreement. The Company’s obligations to the Executive shall be individually and collectively due and payable to Executive without limitation.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and with reference to the above recitals, the parties hereby agree as follows:

ARTICLE 1
TERM OF EMPLOYMENT

1.1 TERM OF EMPLOYMENT. The Company hereby employs the Executive as the Chief Executive Officer of the Company, and the Executive hereby accepts such employment by the Company, for a period (as such period may be extended, the “Term”) commencing on the Commencement Date and expiring on the first to occur of (a) the termination of the Executive’s employment pursuant to Article 6, and (b) December 31, 2015 (the “Termination Date”). Provided that if the Executive’s employment has not previously been terminated pursuant to Article 6, the Executive’s employment pursuant to this Agreement shall automatically renew on one occasion for an additional one (1) year period unless either party notifies the other party in writing of its desire not to renew the Executive’s employment under this Agreement no later than one-hundred twenty (120) days prior to the Termination Date (a “Non-Renewal Notice”). If the Company delivers the Non-Renewal Notice and the Executive does not terminate his employment prior to the end of the Term, then such non-renewal shall be deemed to be a termination by the Company of the Executive’s employment without Cause (as defined below) as of immediately prior to the expiration of the Term, and Section 6.2 shall govern such termination. If the Executive delivers the Non-Renewal Notice and the Company does not terminate the Executive’s employment prior to the end of the Term, then such non-renewal shall be deemed to be a termination by the Executive of his employment without Good Reason (as defined below) as of immediately prior to the expiration of the Term, and Section 6.4 shall govern such termination. If the Term has been automatically extended for the additional one year period as set forth above and thereafter the Term of this Agreement expires by its terms at the end of the Term without the Company having proffered a new employment agreement to the Executive to extend his term of employment upon terms and conditions at least as favorable to the Executive as the most favorable he received under this Agreement during the Term (including salary, bonus opportunity and benefits as well as authority, functions, services, duties, rights and privileges as or commensurate with the Executive’s position as the Chief Executive Officer as set forth herein), then upon execution by the Executive and delivery to the Company of a release in favor of the Company which is not revoked by its terms (which release shall be substantially in the form attached as Exhibit A) the Company shall pay to the Executive a severance payment equal to (5) times the Executive’s highest annual Base Salary and Annual Bonus during the Term and shall continue to provide for twelve (12) months following such expiration all benefits while the Executive was employed by the Company (or if not allowable under the Company’s then existing policies their substantial equivalents) in accordance with Article 4, except that the Company shall not be required to provide such benefits to the extent that, during such twelve (12) month period, the Executive receives substantially similar (or better, from the Executive’s perspective) benefits from a new employer. The Executive shall inform the Company of any other benefits the Executive is receiving where the Company would have a right to reduce the benefits it is providing to the Executive.

ARTICLE 2
DUTIES AND OBLIGATIONS; BOARD APPOINTMENT

2.1 DUTIES. During the Term, the Executive shall: (i) be employed from the Commencement Date forward as the Chief Executive Officer of the Company or such other lesser office as to which he shall agree to accept in the stead hereof, and shall, commencing on the Commencement Date, have such power and authority as is customarily held by the Chief Executive Officer of similarly situated companies or as may from time to time be reasonably designated by the Board, (ii) devote business time, attention and energies to the business of the Company as he shall deem appropriate; (iii) use his efforts to promote the interests of the Company; (iv) and act in accordance with the policies and directives of the Company.

2.2 RESTRICTIONS. Except as provided in Section 8.2(i), the Executive covenants and agrees that, while actually employed by the Company, he shall not engage in any other business duties or pursuits or directly render any services of a business or commercial nature to any other Person or business that is in direct competition with the Company for compensation without the prior written consent of the Board. The expenditure of reasonable amounts of time for educational, charitable, or professional activities, service as a director on other boards, or otherwise shall not be deemed a breach of this Agreement, if those activities do not materially interfere with the services required under this Agreement, and such activities shall not require the prior written consent of the Board. Notwithstanding anything herein contained to the contrary, this Agreement shall not be construed to prohibit the Executive from making personal investments or conducting personal business, financial or legal affairs or other personal matters if those activities do not materially interfere with the services required hereunder.

2.3 BOARD APPOINTMENT. Concurrently with the inception of this Agreement and thereafter, the Board shall appoint the Executive to the Board if Executive shall not already be a sitting member of the Board, and shall move to have Executive elected or appointed to the Chairmanship of the Board. For a Term of five years beginning with the Commencement Date established in “Recitals” to this Employment Agreement, the Executive will be recommended for continuous service on the Board by the Board and/or the Board’s Corporate Governance and Nominations Committee and shall be placed on the ballot and recommended for nomination to re-election by the Company’s stockholders consistent with and subject to the Company’s certificate of incorporation and By-laws, applicable law and rules of any stock exchange on which the Company’s shares are listed.

ARTICLE 3
COMPENSATION

3.1 BASE SALARY. As compensation for the services to be rendered by the Executive pursuant to this Agreement, the Company hereby agrees to pay the Executive a base salary (the “Base Salary”) at an initial rate equal to One Hundred Eighty-Five Thousand Dollars ($185,000.00) per year, beginning with the Commencement Date, during the Term of this Agreement, which rate shall be reviewed by the Board at least annually and shall be increased (but not reduced) by the Board in such amounts as the Board deems appropriate, but in an amount not less than $10,000 per year.  The Base Salary together with all such annual increases shall be paid in substantially equal bimonthly installments, in accordance with the normal payroll practices of the Company.

3.2 SIGNING BONUS AND ANNUAL BONUS. The Company shall provide the Executive with an initial bonus for entering into this Agreement (the “Signing Bonus”) of $100,000 due and payable within 90 days of the Commencement date, with the additional opportunity to earn beginning with January 1, 2011, an annual bonus (“Annual Bonus”) for each fiscal year of the Company, occurring in whole or in part during the Term, notwithstanding the position held by the Executive during the Term. For the Company’s first full fiscal year ending immediately after the Commencement Date, the Executive is entitled to an Annual Bonus of at least thirty five percent (35%) of the Executive’s Base Salary for such fiscal year (the “Target”) without prorating for the Commencement Date. Subject to the Executive’s right to receive the minimum required Annual Bonus for 2011, the Board or a committee thereof will establish the criteria for the Executive achieving the Annual Bonus for 2011 within 90 days of the execution of this Agreement and for subsequent years during the Term, or within 90 days of the Board adopting any operating plan for such respective year whichever occurs first. For the Company’s fiscal year ending in 2011, the Executive shall be entitled to participate in a bonus plan where the target is at least thirty five percent (35%) of the Executive’s Base Salary for such year. The Target Annual Bonus for each year shall be at least thirty five percent (35%) of the Executive’s Base Salary for the respective year as to which such bonus relates. The Annual Bonus targets may be based on criteria including, among other things, revenue or EBITDA targets, acquisition or growth targets, or such other criteria as the board of directors may establish from time to time (the “Performance Goals”). All Annual Bonus Targets and Annual Bonus criteria shall be established utilizing Performance Goals set by the Board or a committee thereof in its sole discretion subject to consulting with the Executive. The Executive shall participate in all other short term and long term bonus or incentive plans or arrangements in which other senior executives of the Company are eligible to participate from time to time in addition to the executive bonus plans for fiscal 2011 through 2015, which are covered by this Section 3.2. Any Annual Bonus shall be paid as promptly as practicable following the end of the fiscal year, but not later than March 15th immediately following the end of such fiscal year. In the event funds are not immediately available for such payment, the Company shall place its indebtedness to Executive on the balance sheet as an account payable and shall give Executive a security interest in the Company and its assets until fully paid with reasonable interest. The provisions of this Section 3.2 shall be subject to the provisions of Sections 3.3 and 3.4.

3.3 WITHHOLDING. The Company shall have the right to deduct or withhold from the compensation due to the Executive hereunder any and all sums required for federal income and employee social security taxes and all state or local income taxes now applicable or that may be enacted and become applicable during the Term.

3.4 RIGHT TO SEEK APPROVAL. The Company may provide for approval of any performance-based compensation provided herein by the compensation committee of the Board to establish any reasonable Performance Goals to become applicable and determine whether such Performance Goals have been met. The Performance Goals shall be determined by the compensation committee in its sole discretion subject to consulting with the Executive on the goals. As these Performance Goals are met, the Company shall determine the Bonus to be paid to the Executive; however, the minimum Bonus payable shall be 35% of the Executive’s base salary without regard to performance-based issues or otherwise.

3.5 CHANGE OF CONTROL. Notwithstanding Article 1, in the event of a Change of Control (as defined in Section 3.6) of the Company (a) during the Term while the Executive remains employed by the Company, or (b) at any time during the six (6) month period following the termination of the Executive’s employment with the Company (other than for Cause or without Good Reason), the Company shall pay to the Executive, concurrently with the consummation of such Change of Control, a lump sum amount equal to five (5) times the sum of (1) the Executive’s annual Base Salary (determined as the Executive’s highest annual Base Salary during the Term prior to the Change in Control) and (2) the Annual Bonus (determined as thirty five percent (35%) of the Executive’s highest annual Base Salary during the Term prior to the Change in Control) (the “Severance Compensation”); provided, that the Company’s obligation to pay the Severance Compensation shall be conditioned on the following: if the Executive is employed by the Company at the time of the Change of Control and the Person or Group (each as defined in Section 3.6.) that acquires the Company requests that the Executive continue as an employee of the Company, the successor entity, or any of their respective affiliates on substantially the same (or better, from the Executive’s perspective) terms relating to salary, bonus, and benefits as contained in this Agreement, the Executive MAY, at his sole option, agree to continue such employment for a period of ninety (90) days from the date of the Change of Control or such lesser period of time as the Person or Group shall request. If the Executive’s employment with the Company is terminated pursuant to Section 6.2 on or after the date Executive becomes entitled to receive the Severance Compensation, then notwithstanding anything set forth in Section 6.2, the Company shall not be required to make any payments to the Executive pursuant to Section 6.2(a), other than continuing to provide all benefits in accordance with Section 4.1 to the extent set forth in Section 6.2(a). If the Executive’s employment with the Company is terminated pursuant to Section 6.2 before the Executive becomes entitled to the Severance Compensation, then notwithstanding the foregoing, the Executive shall continue to receive all amounts due pursuant to Section 6.2 and he shall not be entitled to receive any payments under this Section 3.5. In the event of any proposed, threatened, or actual Change of Control of the Company, the Company shall immediately notify the Executive of same, and the Executive shall immediately become a creditor of the Company and shall promptly thereafter be granted a first lien ahead of all other creditors, secured or unsecured, on all the assets of the Company such that none of the assets of the Company may be sold, bartered, leased, transferred, consolidated, collateralized or otherwise disposed of without the prior written consent of Executive, and the Company shall immediately evidence its collective indebtedness or potential indebtedness to Executive on the balance sheets as an account payable and shall give Executive a security interest in the Company and its assets until any obligations, liabilities or potential liabilities to Executive that may result from a Change of Control and/or other existing obligations of the Company to Executive are fully paid with reasonable interest and Executive shall deliver a written release from any further indebtedness or obligations under the terms of this Agreement.  Executive’s right to a lien hereunder shall not be abridged as a result of the Company’s failure to promptly notify him of issues relating to Change of Control or any of the Company’s obligations hereunder. Executive shall have the exclusive right to assign or transfer his right, title and interest in any lien(s) incurred hereunder to any other party or parties as he shall in his sole discretion deem appropriate or fitting for his own purposes, and any assignee, holder, or holders thereof shall continue to enjoy the benefit of said lien and the status as the primary and first lienholder of the assets attributed thereto.

3.6 DEFINITION OF CHANGE OF CONTROL. For purposes of this Agreement “Change of Control” means the threatened, proposed, or actual occurrence of any of the following: (i) the actual, proposed or threatened sale, lease, transfer, conveyance or other disposition (other than by way of any underwritten public offering registered under the Securities Act of 1933 (“Public Offering”) or any offering of securities under Rule 144A promulgated under the Securities Act of 1933 (“Rule 144A Offering”) in one or a series of related or unrelated transactions, of 30% or more of the current assets of the Company (including one or a series of related or unrelated transactions of 30% or more of the current assets of any subsidiary or business holding wholly or principally owned, individually or collectively, by the Company) as shown on the most recent balance sheet of the Company as total current assets (the “Total Current Assets”) by any individual, corporation, limited liability company, partnership, or other entity (each, a “Person”) or group of Persons acting together, or any Company employee pension or benefits plan (each a “Group”); (ii) the actual, proposed, or threatened consummation of any transactions (including any stock or asset purchase, sale, acquisition, disposition, liquidation, merger, consolidation or reorganization, but not including any Public Offering or Rule 144A Offering) the result of which is that any Person or Group (other than any underwriter temporarily holding securities pursuant to a Public Offering), becomes the beneficial owners of more than thirty percent (30%) of the aggregate voting power of all classes of stock of the Company or any of its subsidiaries or holdings; or (iii) the first day on which any Person or Group in one or a series of related or unrelated transactions acts or seeks to gain a disposition through any other means, including but not limited to any action through the courts or otherwise, of 30% or more of the Total Current Assets of the Company or 30% or more of the current assets of any subsidiary or business holding wholly or principally owned, individually or collectively, by the Company, or 30% of the aggregate voting power of all classes of stock of the Company or any of its subsidiaries or holdings; or (iv) the first day on which a majority of the members of the Board of the Company or any of its subsidiaries or holdings are not individuals who were nominated for election or elected to the Board with the approval of two-thirds of the members of the Board just prior to the time of such nomination or election, including but not limited to any such transaction designed or proposed to promulgate any such change.

3.7 STOCK OPTIONS. On the first day of the 39th month immediately following the Commencement Date (the “Grant Date”), and subject to compliance with federal and state securities laws, the Company shall grant to the Executive under an Inducement Stock Option Agreement, found in Schedule I hereto, stock options to purchase Two Hundred Thousand (200,000) shares of the Company’s common stock at an exercise price equal to an average of the Fair Market Value (as defined in the Appendix hereto) of the underlying Shares on the first trading day on or after the Grant Date and the thirty days immediately preceding the Grant Date (the “Grant Date Exercise Price”) (all of which constitute the “Stock Options”). The Company and the Executive agree that the terms and conditions set forth on Schedule I hereto are hereby deemed incorporated by reference and shall govern the Stock Options granted under this Agreement.

ARTICLE 4
EMPLOYEE BENEFITS

4.1 BENEFITS. The Company agrees that the Executive shall be entitled to all ordinary and customary perquisites afforded generally to executive employees of a small public Company (except to the extent employee contribution may be required under the Company’s benefit plans as they may now or hereafter exist), regardless of the specific position he shall hold in the Company, which shall in no event be less than the benefits generally afforded to the other highest-level executive employees of the Company as of the date hereof or from time to time, but in any event shall include any qualified or non-qualified pension, profit sharing and savings plans, any death benefit and disability benefit plans, life insurance coverages, any medical, dental, health and welfare plans or insurance coverages and any stock purchase programs that are approved in writing by the Board. Subject to the Executive’s qualifying for such policies by, among other things, taking and passing all necessary health tests and providing required health, personal and financial information, the Company shall arrange to provide to the Executive during the Term (a) aggregate life insurance totaling three (3) times the sum of (1) the Executive’s annual Base Salary and (2) a presumed Annual Bonus for such year equal to his Base Salary for such year and (b) long-term disability coverage of at least seventy percent (70%) of his annual Base Salary with no monthly dollar cap on payments. In addition, the Executive shall be reimbursed for up to $25,000 during the Term for tax and estate planning services upon submission of appropriate documentation. For any benefits provided to Executive under this ARTICLE 4 that are payable by the Executive in the normal course, the Company shall increase Executive’s salary in an amount sufficient to cover the costs of said benefits, including the taxes to effect the payments thereof and/or a Gross-Up payment subject to Section 7.1 hereto.

4.2 VACATION. The Executive shall be immediately entitled to three (3) weeks of paid vacation for 2011 and four (4) weeks of paid vacation for each full calendar year of his employment hereunder thereafter. To the extent accrued vacation time is unused in any given year, it may be carried over in accordance with the policies of the Company then in effect. Other than in respect of 2011, vacation days shall accrue in accordance with the Company’s policies. Notwithstanding anything to the contrary, however, the Executive shall not be entitled to carry over any unused vacation for a period exceeding three (3) years.

ARTICLE 5
BUSINESS EXPENSES, RELOCATION & ATTORNEY’S FEES

5.1 EXPENSES. The Company shall pay or reimburse the Executive for all reasonable and authorized business expenses incurred by the Executive during the Term, including but not limited to the costs of any membership fees or dues for civic organizations and similar organizations and entities or private clubs (including one joint membership in an airline’s airport-based business traveler’s lounge); the costs to own (or lease) and operate two (2) company vehicles including the costs for insurance, gas, oil and minor repair thereof, for which such payment or reimbursement shall not be unreasonably withheld.

5.2 TRAVEL COSTS. Subject to the provisions of this Article 5, the Company shall reimburse the Executive for expenses incurred with business-related travel. For business-related flights, Executive shall be reimbursed for business class travel expenses (if available) or for a higher level of class of service when permitted under the Company’s policies. Notwithstanding the foregoing, the Executive shall be reimbursed for first class travel expenses for business-related and relocation-related flights over two hours. Executive shall be authorized to take up to and including three (3) non business-related flights per calendar year under the same terms and conditions.

5.3 RELOCATION EXPENSES. The Company shall promptly reimburse the Executive for all relocation expenses as described below. The Company will only pay for reasonable broker fees in connection with the sale of the Executive’s existing residence, reasonable out-of-pocket fees and expenses but not taxes payable in connection with such sale (other than transfer taxes), the packing and moving of all household goods and shipment of three automobiles based upon a competitive bid obtained through the Company’s human resources department, and fees and expenses, but not broker fees or mortgage financing fees in excess of two points, in connection with the purchase of a residence. The Executive shall be entitled to the preceding relocation expenses as long as they are incurred within eighteen (18) months of such determination to relocate (the “Commencement Date”). Between the Commencement Date and the earlier of (1) the date the Executive’s family relocates or (2) six months after the Commencement Date (the “Transition Period”), the Executive may make no more than fifteen round trips by air at the Company’s expense to commute to his last residence or such other place as Executive shall determine. The Executive will also be reimbursed for reasonable expenses associated with commuting during the Transition Period, including two trips to any such new location for his spouse for purposes of relocation-related planning, and for temporary housing and rental car expenses at any such new location. In respect of the two trips to the new location for the Executive’s spouse, the Company will reimburse the Executive for first-class travel arrangements for the Executive’s spouse only. The Executive will be entitled to receive an additional payment to cover any federal, state, and local income taxes that he incurs in connection with any reimbursement for relocation expenses that are not tax deductible. The Executive will be entitled to reimbursement for miscellaneous household expenses incurred in connection with the relocation in order to put the Executive’s new residence into move-in condition in an amount not to exceed twenty thousand dollars ($20,000.00).

5.4 ATTORNEY’S FEES. The Company shall reimburse the Executive for all reasonable attorneys’ fees incurred by the Executive in connection with the negotiation of this Agreement, up to a limit of fifteen thousand dollars ($15,000).

5.5 RECORDS. As a condition to reimbursement under this Article 5, the Executive may be required to furnish to the Company adequate records and other documentary evidence required by federal and state statutes and regulations for the substantiation of each expenditure. The Executive acknowledges and agrees that failure to furnish the required documentation may result in the Company denying all or part of the expense for which reimbursement is sought.

ARTICLE 6
TERMINATION OF EMPLOYMENT

6.1 TERMINATION FOR CAUSE. The Company may, during the Term, upon notice to the Executive, terminate the Executive’s employment under this Agreement and discharge the Executive for Cause (as defined below) and, in such event, except as set forth in the proviso to this Section 6.1, neither party shall have any rights or obligations under Article 2, Sections 3.1 and 3.2, or Articles 4 and 5; provided, however, that (a) the Company shall pay the Executive any amount due and owing as of the termination date pursuant to Section 3.1 and Section 3.2 (excluding a Bonus for the year in which the termination occurs) and Articles 4 and 5 (subject, in each case, to Section 3.3), and (b) the remaining provisions of this Agreement shall remain in full force and effect in accordance with their terms. As used herein, the term “Cause” shall refer to the termination of the Executive’s employment as a result of any one or more of the following: (i) any conviction of, or pleading of nolo contendre by, the Executive for any felony relating to the willful and knowing disregard of the law in intentionally committing acts detrimental to the Company; (ii) any willful and knowing misconduct of the Executive with intent which has a materially injurious effect on the business of the Company; (iii) the willful and knowing gross dishonesty of the Executive with intent which has a materially injurious effect on the business of the Company; or (iv) a willful and material failure to consistently discharge his duties under this Agreement which failure continues for thirty (30) days following written notice from the Company detailing the area or areas of such failure, other than such failure resulting from his Disability (as defined below); provided, that clause (iv) above shall be deemed to be deleted from this Agreement and shall have no force or effect concurrently with the consummation of a Change of Control. For purposes of this Section 6.1, no act or failure to act, on the part of the Executive, shall be considered “willful” if it is done, or omitted to be done, by the Executive in good faith or with reasonable belief that his action or omission was in the best interest of the Company. The Executive shall have the opportunity to cure any such acts or omissions (other than clause (i) above) within thirty (30) days of the Executive’s receipt of a notice from the Company finding that, in the good faith opinion of the Company, the Executive is guilty of acts or omissions constituting “Cause.”

6.2 TERMINATION WITHOUT CAUSE OR GOOD REASON. Subject to Section 6.4, the Board acting for the Company shall have the right, at any time in its sole discretion, to terminate the Executive’s employment under this Agreement without Cause upon not less than thirty (30) days prior written notice to the Executive. The term “termination without Cause” shall mean the termination by the Company of the Executive’s employment for any reason other than those expressly set forth in Section 6.1, or no reason at all, and shall also mean the Executive’s decision to terminate his employment under this Agreement (and he hereby has such right) by reason of any act, decision or omission by the Company or the Board that: (A) materially modifies, reduces, changes, or restricts the Executive’s salary, bonus opportunities, options or other compensation benefits or perquisites, or the Executive’s authority, functions, services, duties, rights, and privileges as, or commensurate with the Executive’s position as the Chief Executive Officer of the Company as described in Section 2.1; (B) relocates the Executive without his consent from certain of the Company’s offices located at or near 2806 SE 29th Street, Ocala, FL  34471 to any other location in excess of twenty-five (25) miles beyond the geographic limits of Ocala, FL; (C) deprives the Executive of his titles and positions of Chief Executive Officer except by promotion or increase to higher office; (D) if prior to the expiration of the Term results in the Company proffering a new employment agreement to the Executive in order to extend the Term and the terms and conditions of such agreement (i) as they relate to the Executive’s salary, bonus opportunity and benefits (assuming the Executive qualifies for such benefits) are not at least as favorable to the Executive as the most favorable salary, bonus opportunity and benefits payable to the Executive in any year during the Term or (ii) change the Executive’s authority, functions, services, duties, rights and privileges as, or commensurate with the Executive’s position as the Chief Executive Officer as set forth in this Agreement; or (E) involves or results in any failure by the Company to comply with any provision of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive (each a “Good Reason”). In the event the Company or the Executive shall exercise the termination right granted pursuant to this Section 6.2, then except as set forth in the proviso below, neither party shall have any rights or obligations under Article 1, Article 2, Sections 3.1 and 3.2, or Articles 4 and 5; provided, however, that the Company shall pay to the Executive (a) an amount equal to five (5) times the Executive’s Base Salary (determined as the Executive’s highest annual Base Salary during the Term prior to such termination) plus five (5) times the Annual Bonus (at thirty five percent (35%) of the Executive’s highest annual Base Salary during the Term prior to such termination) and shall continue to provide all benefits that were made available to Executive while the Executive was employed by the Company (or if not allowable under the Company’s then existing policies their substantial equivalents) in accordance with Article 4 at the time they would have been paid had the Executive remained an employee for a period of twenty four (24) months after the effective date of the termination (subject in each case to Section 3.3), except that the Company shall not be required to provide such benefits to the extent that, during such twenty four (24) month period, the Executive receives substantially similar (or better, from the Executive’s perspective) benefits from a new employer, and (b) any amount due and owing as of the termination date pursuant to Section 3.1, Section 3.2 (including an Annual Bonus for the year in which the termination occurs (and if so provided the minimum required Annual Bonus for such year pursuant to Section 3.2) prorated to the date of termination for the entire year in accordance with Section 3.2), Section 4.2 and Article 5 (subject, in each case, to Section 3.3), and the remaining provisions of this Agreement shall remain in full force and effect in accordance with their terms. The Executive shall inform the Company of any other benefits the Executive is receiving where the Company would have a right to reduce the benefits it is providing to the Executive. After the provision of the benefits during the two-year period following such termination as described above, the Executive will be entitled to COBRA rights as provided by applicable law. The amounts and benefits required by clause (a) above shall be provided only if the Executive has executed and delivered to the Company (and not revoked) a release in favor of the Company (which release shall be substantially in the form attached as Exhibit A). The amounts payable pursuant to this Section 6.2 shall be in payment for the services rendered by the Executive pursuant to this Agreement during the Term, and the Executive shall not be entitled to any additional amounts in consideration for such services.

6.3 TERMINATION FOR DEATH OR DISABILITY. The Executive’s employment shall terminate automatically upon the Executive’s death during the Term. If the Company determines in good faith that the Disability (as defined below) of the Executive has occurred during the Term, it shall give written notice to the Executive of its intention to terminate his employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive, provided that, within the thirty (30) days after such receipt, the Executive shall not have returned to full-time performance of his duties. Upon any such termination under this Section 6.3 the Company shall pay to the Executive or his estate, if applicable, any amounts due and owing as of the termination date pursuant to Sections 3.1, 3.2, 4.2 and Article 5 (subject, in each case, to Section 3.3). For purposes of this Agreement, “Disability” shall mean the inability of the Executive to perform his duties to the Company on account of physical or mental illness or incapacity for a period of one-hundred twenty (120) consecutive calendar days, or for a period of one hundred eighty (180) calendar days, whether or not consecutive, during any three hundred sixty-five (365) day period.

6.4 TERMINATION WITHOUT GOOD REASON. Anything in this Agreement to the contrary notwithstanding, during the Term the Executive shall have the right, in his sole discretion, to terminate his employment under this Agreement without Good Reason upon not less than thirty (30) days prior written notice to the Company, and in such event, neither party shall have any rights or obligations under Article 2, Sections 3.1 and 3.2, or Articles 4 and 5; provided, however, that (a) the Company shall pay the Executive any amount due and owing as of the termination date pursuant to Section 3.1 and Section 3.2 (for the fiscal year prior to the year of termination if unpaid at the time of termination) and Articles 4 and 5 (subject, in each case, to Section 3.3), and (b) the remaining provisions of this Agreement shall remain in full force and effect in accordance with their terms.

6.5 STOCK OPTIONS. Upon the Executive’s termination under this Article 6, the Company’s obligations with respect to any stock option to purchase shares of the Company’s common stock granted to the Executive shall be determined by the terms and conditions of such option as set forth in the Executive’s written option agreement regarding such options, including, with respect to the Stock Options, the terms and conditions set forth on Schedule I hereto.

ARTICLE 7
PARACHUTE TAX INDEMNITY

7.1 GROSS-UP PAYMENT.

(a) If it shall be determined that any amount paid, distributed or treated as paid or distributed by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, any stock option agreement between the Executive and the Company or otherwise, but determined without regard to any additional payments required under this Article 7) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, being hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all federal, state and local taxes (including any interest or penalties imposed with respect to such taxes), including without limitation, any income taxes (including any interest or penalties imposed with respect thereto) and Excise Tax imposed on the Gross-up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b) The determinations of whether and when a Gross-Up Payment is required under this Article 7 shall be made by the Company based on its good faith interpretation of applicable law. The amount of such Gross-Up Payment and the valuation assumptions to be utilized in arriving at such determination shall be made by the Company which shall provide detailed supporting calculations to the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment subject to the Excise Tax, or such earlier time as is requested by the Company. Any Gross-Up Payment, as determined pursuant to this Article 7, shall be paid by the Company to the Executive within twenty-five (25) days of the receipt of notice from the Executive that there has been a Payment subject to the Excise Tax. Any determinations by the Company shall be binding upon the Executive, provided, however, if it is later determined that there has been an underpayment of Excise Tax and that the Executive is required to make an additional Excise Tax payment(s) on any Payment or Gross-Up Payment, the Company shall promptly provide a similar full gross-up on such additional liability.

(c) For purposes of any determinations made by the Company acting under Section 7.1(b):

(i) All Payments and Gross-Up Payments with respect to the Executive shall be deemed to be “parachute payments” under Section 280G(b) (2) of the Code and to be “excess parachute payments” under Section 280G(b) (1) of the Code that are fully subject to the Excise Tax under Section 4999 of the Code, except to the extent (if any) that the Company determines in good faith that a Payment in whole or in part does not constitute a “parachute payment” or otherwise is not subject to Excise Tax;

 (ii) The value of any non-cash benefits or deferred or delayed payments or benefits shall be determined in a manner consistent with the principles of Section 280G of the Code; and

(iii) The Executive shall be deemed to pay federal, state and local income taxes at the actual maximum marginal rate applicable to individuals in the calendar year in which the Gross-Up Payment is made, net of any applicable reduction in federal income taxes for any state and local taxes paid on the amounts in question assuming the Executive is subject to applicable phase out rules for the highest income tax payers, notwithstanding the actual income tax rate of the Executive.

7.2 CLAIMS AND PROCEEDINGS. The Executive shall notify the Company in writing of any Excise Tax claim by the Internal Revenue Service (or any other state or local taxing authority) that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than twenty (20) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such Excise Tax claim, the Executive shall: (i) give the Company any information reasonably requested by the Company relating to such claim; (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company after consultation in good faith with the Executive and subject to approval by the Executive (which approval shall not be unreasonably withheld) under the circumstances set forth in Section 7.1; (iii) cooperate with the Company in good faith in order to effectively contest such claim; and (iv) permit the Company to participate in any proceeding relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expense. Without limitation of the foregoing provisions of this Article 7, the Company shall control the Excise Tax portion of any proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such Excise Tax claim and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that the Executive may elect at his sole option to pay the tax claimed and require the Company to contest through a suit for a refund. If the Executive elects to pay such Excise Tax claim and contest through a suit for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest and penalties) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, however, that any Company-directed extension of the statute of limitations relating to payment of taxes for the Executive’s taxable year with respect to which such contested Excise Tax amount is claimed to be due shall be effective only if it can be and is limited to the contested Excise Tax liability.

7.3 REFUNDS. If, after the Executive’s receipt of an amount advanced by the Company pursuant to this Article 7 for payment of Excise Taxes, the Executive files an Excise Tax refund claim and receives any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of this Article 7) except as provided below, promptly pay to the Company the amount of any such refund of Excise Tax (together with any interest paid or credited thereon, but after any and all taxes applicable thereto), plus the amount (after any and all taxes applicable-thereto) of the refund (if any is applied for and received) of any income tax paid by the Executive with respect to and as a result of his prior receipt of any previously paid Gross-Up Payment indemnifying the Executive with respect to any such Excise Tax later so refunded. In the event the Executive files for a refund of the Excise Tax and such request would, if successful, require the Executive to refund any amount to the Company pursuant to this provision, then the Executive shall be required to seek a refund of the Income Tax portion of any corresponding Gross-Up Payment so long as such refund request would not have a material adverse effect on the Executive (which determination shall be made by independent tax counsel selected by the Executive after good faith consultation with the Company and subject to approval of the Company, which approval shall not be unreasonably withheld). If, after the Executive’s receipt of an amount advanced by the Company pursuant to this Article 7, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

ARTICLE 8
RESTRICTIVE COVENANTS

8.1 COVENANT NOT TO DISCLOSE CONFIDENTIAL INFORMATION. During the Term and following termination of Executive’s employment under this Agreement, the Executive agrees that, without the Company’s prior written consent, he will not use or disclose to any person, firm, association, partnership, entity or corporation, any confidential information concerning: (i) the business, operations or internal structure of the Company or any division or part thereof; (ii) the customers of the Company or any division or part thereof; (iii) the financial condition of the Company or any division or part thereof; and (iv) other confidential information pertaining to the Company or any division or part thereof, including without limitation, trade secrets, computer programs, software, intellectual property, proprietary information, technical data, marketing analyses and studies, operating procedures, customer and/or inventory lists, or the existence or nature of any of the Company’s agreements or agreements of any division thereof; provided, however, that the Executive shall be entitled to disclose such information: (a) to the extent the same shall have otherwise become publicly available (unless made publicly available by the Executive); (b) during the course of or in connection with any actual or potential litigation, arbitration, or other proceeding based upon or in connection with the subject matter of this Agreement; (c) as may be necessary or appropriate to conduct his duties hereunder, provided the Executive is acting or believing himself to act in good faith and in the best interest of the Company; (d) as may be required by law or judicial process; or (e) if the information is generally known to personnel in the Executive’s trade or business.

8.2 COVENANT NOT TO COMPETE. The Executive acknowledges that he has established and will continue to establish favorable relations with the customers, clients and accounts of the Company and will have access to trade secrets of the Company. Therefore, in consideration of such relations to further protect trade secrets, directly or indirectly, of the Company, the Executive agrees that at all times during his employment with the Company through the one (1) year anniversary of the date of termination of the Executive’s employment, the Executive will not, directly or indirectly, without the express written consent of the Board:

(i) own or have any interest in or act as an officer, director, partner, principal, employee, agent, representative, consultant or independent contractor of, or in any way assist in, any business which is engaged directly in any business competitive with the Company in those markets and/or products lines in which the Company competes within 150 miles of the address of the principal place of business of the parent Company or any or its wholly-owned operating subsidiaries at any time during the Term, or become associated with or render services to any person, firm, corporation or other entity so engaged (“Competitive Businesses”); provided, however, that the Executive may own without the express written consent of the Company not more than four and nine-tenths percent (4.9%) of the issued and outstanding securities of any company or enterprise whose securities are listed on a national securities exchange or actively traded in the over the counter market; provided, further, however that once the Term has terminated the Executive may work for, have an interest in, render services to or assist any business or Competitive Business without violating this Section 8.2;

(ii) solicit clients, customers or accounts of the Company for, on behalf of or otherwise related to any such Competitive Businesses;

(iii) solicit any person who is or shall be in the employ or service of the Company to leave such employ or service for employment with or service to the Executive, an affiliate of the Executive or any third party.

In the event that the Company shall merge with, be acquired by, or generally be absorbed into any other business or institution, the Executive’s continued performance on behalf of such other business or institution shall not constitute a violation of Executive’s duties to the Company under Article 8 or other provisions of this Agreement.

Notwithstanding the foregoing, if any court determines that the covenant not to compete, or any part thereof, is unenforceable because of the duration of such provision or the geographic area or scope covered thereby, such court shall have the power to reduce the duration, area or scope of such provision to the extent necessary to make the provision enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced. The Company shall pay and be solely responsible for any attorney’s fees, expenses, costs and court or arbitration costs incurred by the Executive in any matter or dispute between the Executive and the Company which pertains to this Article 8 if the Executive prevails in the contest in whole or in part.

8.3 SPECIFIC PERFORMANCE. Recognizing that irreparable damage will result to the Company in the event of the breach of any of the foregoing covenants and assurances by the Executive contained in Sections 8.1 and 8.2, and that the Company’s remedies at law for any such breach may be inadequate, the Company and its successors and assigns, in addition to such other remedies which may be available to them, shall, upon making a sufficient showing under applicable law, be entitled to an injunction to be issued by any court of competent jurisdiction ordering compliance with this Agreement or enjoining and restraining the Executive from the continuation of such breach. The obligations of the Executive and rights of the Company pursuant to this Article 8 shall survive the termination of the Executive’s employment under this Agreement. The covenants and obligations of the Executive set forth in this Article 8 are in addition to and not in lieu of or exclusive of any other obligations and duties the Executive owes to the Company.

ARTICLE 9
GENERAL PROVISIONS

9.1 FINAL AGREEMENT. This Agreement is intended to be the final, complete and exclusive agreement between the parties relating to the employment of the Executive by the Company and all prior or contemporaneous understandings, representations and statements, oral or written, are merged herein. No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is in writing and signed by the party against which the enforcement thereof is or may be sought.

9.2 NO WAIVER. No waiver, by conduct or otherwise, by any party of any term, provision, or condition of this Agreement, shall be deemed or construed as a further or continuing waiver of any such term, provision, or condition nor as a waiver of a similar or dissimilar condition or provision at the same time or at any prior or subsequent time.

9.3 RIGHTS CUMULATIVE. The rights under this Agreement, or by law or equity, shall be cumulative and may be exercised at any time and from time to time. No failure by any party to exercise, and no delay in exercising, any rights shall be construed or deemed to be a waiver thereof, nor shall any single or partial exercise by any party preclude any other or future exercise thereof or the exercise of any other right.

9.4 NOTICE. Except as otherwise provided in this Agreement, any notice, approval, consent, waiver or other communication required or permitted to be given or to be served upon any person in connection with this Agreement shall be in writing. Such notice shall be personally served, sent by fax or cable, or sent prepaid by either registered or certified mail with return receipt requested or Federal Express and shall be deemed given (i) if personally served or by Federal Express, when delivered to the person to whom such notice is addressed, (ii) if given by fax or cable, when sent, or (iii) if given by mail, two (2) business days following deposit in the United States mail. Any notice given by fax or cable shall be confirmed in writing, by overnight mail or Federal Express within forty-eight (48) hours after being sent. Such notices shall be addressed to the party to whom such notice is to be given at the party’s address set forth below or as such party shall from time to time otherwise direct.

If to the Company:

Acacia Automotive Inc.
3512 East Silver Springs Boulevard - #243
Ocala, FL  34470
Facsimile: (352) 502-4783
Attn: CEO or General Counsel

If to the Executive:

Steven L. Sample
2806 SE 29th Street
Ocala, FL  34471
Facsimile:  (352) 502-4783

9.5 SUCCESSORS. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto.

9.6 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas, without giving effect to the principles of conflict of laws thereof.

9.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one instrument. The parties agree that facsimile copies of signatures shall be deemed originals for all purposes hereof and that a party may produce such copies, without the need to produce original signatures, to prove the existence of this Agreement in any proceeding brought hereunder.

9.8 SEVERABILITY. The provisions of this Agreement are agreed to be severable, and if any provision, or application thereof, is held invalid or unenforceable, then such holding shall not affect any other provision or application.

9.9 CONSTRUCTION. As used herein, and as the circumstances require, the plural term shall include the singular, the singular shall include the plural, the neuter term shall include the masculine and feminine genders, and the feminine term shall include the neuter and the masculine genders.

9.10 ARBITRATION. Except as otherwise provided in Section 8.3 hereof, any controversy or claim arising out of, or related to, this Agreement, or the breach thereof, shall be settled by binding arbitration in the Cities of Orlando, Florida, or Dallas, Texas (at the Executive’s election), in accordance with the employment arbitration rules then in effect of the American Arbitration Association including the right to discovery, and the arbitrator’s decision shall be binding and final, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. Each party hereto shall pay its or their own expenses incident to the negotiation, preparation and resolution of any controversy or claim arising out of, or related to, this Agreement, or the breach thereof; provided, however, the Company shall pay and be solely responsible for any attorneys’ fees and expenses and court or arbitration costs incurred by the Executive as a result of a claim brought by either the Executive or the Company alleging that the other party breached or otherwise failed to perform this Agreement or any provision hereof to be performed by the other party if the Executive prevails in the contest in whole or in part.

9.11 TAXES. Except as otherwise specifically provided elsewhere in this Agreement or herein, the Executive is solely responsible for the payment of any tax liability (including any taxes and penalties arising under Section 409A of the Code) that may result from any payments or benefits that he receives pursuant to this Agreement. Nevertheless, if the Company reasonably determines that receipt of payments or benefits pursuant to this Agreement would cause the Executive to incur liability for additional tax under Section 409A of the Code and upon notification of same to Executive, then the Company shall upon request of the Executive suspend such payments or benefits until the end of the six-month period following termination of the Executive’s employment (the “409A Suspension Period”). As soon as reasonably practical after the end of the 409A Suspension Period, the Company will promptly make a lump sum payment to the Executive, in cash, in an amount equal to any payments and benefits that the Company does not make during the 409A Suspension Period. Thereafter, the Executive will receive any remaining payments and benefits due pursuant to this Agreement in accordance with its terms (as if there had not been any suspension beforehand). The Company will cooperate with the Executive in making any amendments to this Agreement that the Executive reasonably requests to avoid the imposition of taxes or penalties under Section 409A of the Code provided that such changes do not provide the Executive with additional benefits (other than deminimus benefits) under this Agreement.

9.12 NO MITIGATION OR OFFSET. The Executive shall not have any duty to seek other employment or to reduce any amounts or benefits payable to him under Section 1.1 or Article 6, and no such amounts or benefits shall be reduced, on account of any compensation received by the Executive from any other employment or source except as specifically provided in Section 1.1 and Section 6.2 with respect to certain benefits. The Company shall not have the right to offset any amount owed to it against payments due to the Executive under Section 1.1, Section 3.5 or Article 6 (other than as expressly provided therein) except that all such payments shall be subject to Section 3.3.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

For the Board of Directors of ACACIA AUTOMOTIVE, INC.

By:          /s/ V. Weldon Hewitt
Name:  V. Weldon Hewitt
Title:  Director and Chairman of the Company’s Compensation Committee Acting on Authority of a
           Duly Approved Resolution of a majority of the independent members of the Company’s Board of
           Directors)

STEVEN L. SAMPLE (The Executive)

By:          /s/ Steven l. Sample
    Name:  Steven L. Sample
Title:  Executive

EXHIBIT A

SEPARATION AGREEMENT AND RELEASE

It is hereby agreed by and between you, Steven L. Sample (for yourself, your spouse, agents and attorneys) (jointly, “You”), and Acacia Automotive Inc., its predecessors, successors, affiliates, directors, officers, shareholders, fiduciaries, insurers, employees and agents (jointly, the “Company”), as follows:

1. You acknowledge that your employment with the Company ended effective [                             ], 20[___], and that you will perform no further duties, functions or services for the Company subsequent to that date , notwithstanding your right to continue your service on the Company’s Board of Directors.

2. You acknowledge and agree that you have received all vacation pay and other compensation due you from the Company as a result of your employment with the Company and your separation from employment, including, but not limited to, all amounts required under your Employment Agreement with the Company effective on the Commencement Date thereof (the “Employment Agreement”), other than those amounts payable pursuant to Paragraph 3 below and those amounts, if any, payable pursuant to Sections 3.5, 5.1, 5.2 and 5.3 or Article 7 of the Employment Agreement if required by the terms of such sections or article. You acknowledge and agree that the Company owes you no additional wages, commissions, bonuses, vacation pay, severance pay, expenses, fees, or other compensation or payments of any kind or nature, other than as provided in this Agreement and those amounts, if any, payable pursuant to Sections 3.5, 5.1, 5.2 and 5.3 or Article 7 of the Employment Agreement if required by the terms of such sections or article. All benefits for which you are eligible pursuant to the Employment Agreement will remain in effect for the periods set forth therein.

3. In exchange for your promises in this Agreement and the Employment Agreement, including the release of claims set forth below, if you sign and do not revoke this Agreement the Company will pay you all amounts due to you under Section 1.1 of the Employment Agreement, minus legally required state and federal payroll deductions. The payment provided for in this paragraph will be made in the time periods required by the Employment Agreement (except for benefits that will be paid over time as provided in such section) and, if no time is specified, within twenty-two (22) days of the date of this Separation Agreement and Release.

4. You represent and warrant that you have returned to the Company any and all documents, software, equipment (including, but not limited to, computers and computer-related items), and all other materials or other things in your possession, custody, or control which are the property of the Company, including, but not limited to, Company identification, keys, and the like, wherever such items may have been located; as well as all copies (in whatever form thereof) of all materials relating to your employment, or obtained or created in the course of your employment with the Company; except in the event that you remain as a sitting Director of the Company on its Board of Directors, in which circumstance you shall rightfully be authorized to keep and retain in your possession any such documents, software, or equipment as may be reasonably expected or required for performance of your duties as a Director.

5. You hereby represent that, except in the event you continue as a sitting Director of the Company on its Board of Directors or other than those materials you have returned to the Company pursuant to Paragraph 4 of this Agreement, you have not copied or caused to be copied, and have not printed-out or caused to be printed-out, any software, computer disks, or other documents other than those documents generally available to the public, or retained any other materials originating with or belonging to the Company. You further represent that you have not retained in your possession, custody or control, any software, documents or other materials in machine or other readable form, which are the property of the Company, originated with the Company, or were obtained or created in the course of or relate to your employment with the Company.

6. You shall comply with the obligations set forth in Article 8 of the Employment Agreement which shall remain binding on you.

7. In consideration for the payment provided for in Paragraph 3, you unconditionally release and forever discharge the Company, and the Company’s current, former, and future controlling shareholders, subsidiaries, affiliates, related companies, predecessor companies, divisions, directors, trustees, officers, employees, agents, attorneys, successors, and assigns (and the current, former, and future controlling shareholders, directors, trustees, officers, employees, agents, and attorneys of such subsidiaries, affiliates, related companies, predecessor companies, and divisions) (referred to collectively as “Releasees”), from any and all known and unknown claims, demands, actions, suits, causes of action, obligations, damages and liabilities of whatever kind or nature and regardless of whether the knowledge thereof would have materially affected your agreement to release the Company hereunder, that arise out of or are related to (a) the Company’s failure to make any payments required under the Employment Agreement (other than those amounts, if any, payable pursuant to Sections 3.5, 5.1, 5.2 and 5.3 and Article 7 of the Employment Agreement if required by the terms of such sections), and (b) those arising under the Age Discrimination in Employment Act (“ADEA”). The Release will not waive the Executive’s rights to indemnification under the Company’s certificate of incorporation or by-laws or any written agreement between the Company and the Executive relating to the Executive’s service on the Board of the Company.

With respect to the various rights and claims under the ADEA being waived by you in this Agreement, you specifically acknowledge that you have read and understand the provisions of paragraphs 11, 12, and 13 below before signing this Agreement. This general release does not cover rights or claims under the ADEA arising after you sign this Agreement.

8. You represent and warrant that you have not filed, and agree that you will not file, or cause to be filed, any complaint, charge, claim or action involving any claims you have released in the foregoing paragraph. This promise not to sue does not apply to claims for breach of this Agreement. You agree and acknowledge that if you break this promise not to sue, then you will be liable for all consequential damages, including the legal expenses and fees incurred by the Company or any of the Releasees, in defending such a claim.

9. The Company hereby represents and warrants that concurrently with your execution and delivery of this Agreement, the Company has paid to you any and all amounts under the Employment Agreement that are required to be paid to you by the Company as of the date hereof, excluding, without limitation, any amounts required to be paid under this Agreement and those amounts, if any, payable pursuant to Sections 3.5, 5.1, 5.2 and 5.3 or Article 7 of the Employment Agreement if and to the extent required by the terms of such sections.

10. Excluded from this Agreement are any claims or rights that cannot be waived by law, including the right to file a charge of discrimination with an administrative agency.

11. You acknowledge that you have hereby been advised in writing to consult with an attorney before you sign this Agreement. You understand that you have twenty-one (21) days within which to decide whether to sign this Agreement, although you may sign this Agreement at any time within the twenty-one (21) day period. If you do sign it, you also understand that you will have an additional 3 days after you sign to change your mind and revoke the Agreement, in which case a written notice of revocation must be delivered to the CEO or General Counsel, Acacia Automotive Inc., 3512 E. Silver Springs Boulevard - #243, Ocala, FL 34470, on or before the third (3rd) day after your execution of the Agreement. You understand that the Agreement will not become effective until after that three (3) day period has passed.

12. You acknowledge that you are signing this Agreement knowingly and voluntarily and intend to be bound legally by its terms.

13. You hereby acknowledge that no promise or inducement has been offered to you, except as expressly stated above and in the Employment Agreement, and you are relying upon none. This Agreement and the Employment Agreement represent the entire agreement between you and the Company with respect to the subject matter hereof, and supersede any other written or oral understandings between the parties pertaining to the subject matter hereof and may only be amended or modified with the prior written consent of you and the Company.

14. You certify that you have not experienced a job-related illness or injury for which you have not already filed a claim.

15. If any provision of this Agreement is held to be invalid, the remainder of the Agreement, nevertheless, shall remain in full force and effect in all other circumstances.

16. This Agreement does not constitute an admission that you, the Company or any other Releasee has violated any law, rule, regulation, contractual right or any other duty or obligation.

17. This Agreement is made and entered into in the State of Texas and shall in all respects be interpreted, enforced, and governed under the laws of that state, without reference to conflict of law provisions thereof. The language of all parts in this Agreement shall be construed as a whole, according to fair meaning, and not strictly for or against any party.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES THE RELEASE OF CERTAIN CLAIMS.

STEVEN L. SAMPLE
Dated: ____________________, 201___
Name: Steven L. Sample Executive

Dated: ____________________, 201___	ACACIA AUTOMOTIVE INC.

By:
[ ]
[ ]

SCHEDULE I

INDUCEMENT STOCK OPTION AGREEMENT

THIS AGREEMENT, made as effective the 1st day of January, 2011 (the “Commencement Date”), by and between Acacia Automotive Inc. (“Acacia Automotive” or the “Company”) and Steven L. Sample (“Optionee”).

RECITALS

WHEREAS, the Board has determined to offer employment to Optionee pursuant to an employment agreement between the Company and the Optionee effective on the Commencement Date (the “Employment Agreement”).

WHEREAS, as an inducement to accept such employment offer, the Board has determined to offer Optionee an option (the “Option”) to purchase 200,000 shares of Common Stock (the shares subject to this award being referred to below as the “Shares”) under the terms and conditions set forth herein for a period of ten years from April 1, 2014 (the “Grant Date”).

WHEREAS, the exercise price for the Shares subject to this Option shall be equal to an average of the Fair Market Value (as defined in the Appendix hereto) of the underlying Shares on the first trading day on or after the Grant Date and the thirty days immediately preceding the Grant Date (the “Grant Date Exercise Price”).

WHEREAS, all capitalized terms in this Agreement, to the extent not otherwise defined herein, shall have the meaning assigned to them in the attached Appendix.

NOW THEREFORE, it is hereby agreed as follows:

1. Grant of Option. Acacia Automotive hereby grants to Optionee, as of the Grant Date, an Option to purchase up to 200,000 Shares at the Exercise Price per Share. The Shares shall be purchasable from time to time in accordance with the Vesting Schedule in Paragraph 3.  The Board of Directors shall have the option to issue additional grants of options to the Executive at any time as it sees fit.

2. Option Term. The Option shall have a maximum term of ten (10) years measured from the Grant Date and shall accordingly expire at the close of business on the tenth anniversary of the Grant Date, unless sooner terminated in accordance with Paragraph 4 or 5.

3. Exercisability/Vesting. The right to exercise the Option shall vest in the Optionee, and the Option shall become exercisable in accordance with the Vesting Schedule set forth herein. The Option shall remain exercisable to the extent vested until the Expiration Date or the sooner termination of the Option term under Paragraph 4 or 5. The right to exercise the Option shall vest in the Optionee as follows:

(i) 100,000 of the Options shall vest on the Grant Date, provided the Optionee is actively employed by the Company or is a Director of the Company on that date;

(ii) 10,000 of the Options shall vest on each monthly anniversary of the Grant Date over the period beginning on the first (1st) monthly anniversary of the Grant Date and ending on the tenth (10th) monthly anniversary of the Grant Date, provided the Optionee/Executive is actively employed by the Company or is a Director of the Company on the respective vesting dates; and

Vesting in the Shares may be accelerated pursuant to the provisions of Paragraph 4 or 5 below.

4. Cessation of Service.

(a) Termination due to Death or Disability. As of the date of the Optionee’s termination from employment under the terms of the Employment Agreement and service on the Company’s Board (the “Optionee’s Service”) due to death or Disability (as defined below), any unexercised portion of any Option shall be exercisable (to the extent previously vested) from the date of such termination of the Optionee’s Service until two (2) years following such termination date, but in no event later than ten (10) years following the Grant Date. As to unvested Options at the date of the Optionee’s termination due to death or Disability, all time-based Options that have not yet vested shall vest and shall be exercisable from the date of such termination of the Optionee’s Service until one hundred eighty (180) days following such termination date, but in no event later than ten (10) years following the Grant Date. For purposes hereof, “Disability” shall have the same meaning and be determined in the same manner as set forth in the Employment Agreement.

(b) Termination for Cause. As of the date of the termination of Optionee’s Service for Cause (as defined below), any unvested or unexercised portion of any Option shall terminate immediately and shall be of no further force or effect. For purposes hereof, “Cause” shall have the same meaning and be determined in the same manner as set forth in the Employment Agreement.

 (c) Termination Without Cause or for Good Reason. As of the date of the termination of Optionee’s Service by Acacia Automotive without Cause or by the Optionee for Good Reason (as defined below), any unexercised portion of any Option shall (to the extent previously vested) be exercisable from such termination of the Optionee’s Service until the date that is two (2) years following the termination date, but in no event later than ten (10) years following the Grant Date. As to unvested Options at the date of the termination of Optionee’s Service by Acacia Automotive without Cause or by Optionee for Good Reason, all unvested performance-based Options shall terminate and all time-based Options that have not yet vested shall vest and shall be exercisable from the date of such termination of the Optionee’s Service until one hundred eighty (180) days following such termination date, but in no such event later than ten (10) years following the Grant Date. The term “without Cause” shall mean the termination of the Optionee’s Service for any reason other than those expressly set forth in the definition “for Cause” above, or no reason at all, or for Good Reason. For purposes hereof, “Good Reason” shall have the same meaning and be determined in the same manner as set forth in the Employment Agreement.

(d) Termination Without Good Reason. As of the date of any voluntary termination of Optionee’s Service with the Company by the Optionee other than due to death or Disability, and other than for Good Reason, any unvested portion of any Option shall terminate immediately and shall be of no further force or effect. Any previously vested but unexercised portion of any Option shall remain exercisable from the date of such termination of employment until the second anniversary of the termination date, but in no event later than ten (10) years following the Grant Date.

(e) Termination upon Expiration of Employment Agreement. As of the date of any termination of Optionee’s Service with the Company at the time of, or subsequent to, the expiration of the Employment Agreement by lapse of time and for no other reason, then any previously vested but unexercised portion of any Option shall remain exercisable from the date of such termination of employment until the second anniversary of such termination date, but in no event later than ten (10) years following the Grant Date.

5. Change in Control.

In the event of a Change of Control (as defined below) while the Optionee is employed by the Company, any unvested installment of any Option shall immediately vest and become exercisable from the date of such Change of Control until the second anniversary of the Change of Control, but in no event later than ten (10) years following the Grant Date provided, however, that notwithstanding the foregoing, any such stock options shall remain exercisable beyond such dates so long as Executive is an employee or Director of the Company or any successor thereto or affiliate thereof, but in no event later than ten (10) years following the Grant Date. For purposes hereof, “Change of Control” shall have the same meaning and be determined in the same manner as set forth in the Optionee’s employment agreement with the Company.

6. Adjustment in Shares. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without Acacia Automotive’s receipt of consideration, the Company shall make appropriate equitable adjustments to (i) the number and/or class of securities subject to the Option and (ii) the Exercise Price in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder; provided, however, that the aggregate Exercise Price shall remain the same.

7. Stockholder Rights. The holder of the Option shall not have any stockholder rights with respect to the Shares until such person shall have exercised the Option, paid the Exercise Price and become a holder of record of the purchased Shares.

8. Manner of Exercising Option.

(a) In order to exercise the Option for all or any part of the Shares for which the Option is at the time exercisable, Optionee or, in the case of exercise after Optionee’s death, Optionee’s executor, administrator, heir or legatee, as the case may be, must take the following actions:

(i) The Secretary of Acacia Automotive shall be provided with written notice of the Option exercise (the “Exercise Notice”) in substantially the form of Exhibit I attached hereto, in which there is specified the number of Shares to be purchased under the exercised Option.

(ii) The Exercise Price for the purchased Shares shall be paid in one or more of the following alternative forms:

•	cash or check made payable to Acacia Automotive’s order; or

•
Shares of the Company’s Common Stock held by Optionee (or any other person or persons exercising the Option) for the requisite period necessary to avoid a charge to Acacia Automotive’s earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date; or

•
if established by Acacia Automotive and permitted under applicable law (including the financial accounting rules associated with avoiding additional financial expense through the method of exercise), through a “same day sale” commitment from Optionee and a broker-dealer selected by Acacia Automotive whereby the Optionee irrevocably elects to exercise the Option and to sell a portion of the Shares so purchased sufficient to pay for the total Exercise Price for the Shares being exercised and whereby the broker-dealer irrevocably commits upon receipt of such Shares to forward the total Exercise Price for the Shares being exercised directly to Acacia Automotive plus the applicable Federal, state and local income taxes required to be withheld by Acacia Automotive by reason of such exercise (the “Cashless Exercise”).

(iii) Appropriate documentation evidencing the right to exercise the Option shall be furnished to Acacia Automotive if the person or persons exercising the Option is other than Optionee.  The Company agrees to reasonably assist the person or persons exercising the Option with said appropriate documentation in the normal course.

(iv) Appropriate arrangement must be made with Acacia Automotive for the satisfaction of all Federal, state and local income tax withholding requirements applicable to the Option exercise.

 (b) Except to the extent the Cashless Exercise sale and remittance procedure specified above is utilized in connection with the exercise of the Option, payment of the Exercise Price for the purchased Shares must accompany the Exercise Notice delivered to Acacia Automotive in connection with the Option exercise.

(c) As soon as practicable after the Exercise Date, Acacia Automotive shall issue to or on behalf of Optionee (or any other permitted person or persons exercising the Option) a certificate or certificates representing the purchased Shares. The right to receive Shares under this Agreement may not be assigned, transferred, pledged or otherwise disposed of in any way by the Optionee (other than by will or the laws of descent and distribution).

(d) In no event may the Option be exercised for fractional Shares.

9. No Impairment of Rights. This Agreement shall not in any way affect the right of Acacia Automotive to adjust, reclassify, reorganize or otherwise make changes in its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

10. Compliance with Laws and Regulations.

(a) The exercise of the Option and the issuance of the Shares upon such exercise shall be subject to compliance by Acacia Automotive and Optionee with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange on which the Common Stock may be listed for trading at the time of such exercise and issuance.

(b) The inability of Acacia Automotive to obtain approval from any regulatory body having authority deemed by Acacia Automotive to be necessary to the lawful issuance and sale of any Common Stock pursuant to the Option shall relieve Acacia Automotive of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained. However, Acacia Automotive shall use its best efforts to obtain all such applicable approvals.

11. Successors and Assigns. Except to the extent otherwise provided in Paragraph 4(a) or 5, the provisions of this Agreement shall inure to the benefit of, and be binding upon, Acacia Automotive and its successors and assigns and Optionee, Optionee’s assigns and the legal representatives, heirs and legatees of Optionee’s estate.

12. Governing Law. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Texas without resort to its conflict-of-laws rules.

13. Non-Statutory Stock Options. The Option granted hereunder is not intended to be an incentive stock option within the meaning of Section 422 of the Code.

14. No Right to Continued Service. Nothing in this Agreement shall confer upon Optionee any right to continue in the Service of Acacia Automotive or shall interfere with or restrict in any way the rights of Acacia Automotive which are hereby expressly reserved, to discharge Optionee at any time for any reason whatsoever, with or without Cause, the sole exception being the Executive’s right to continue to sit on the Company’s Board in the normal course.

15. Notices. Any notice required to be given or delivered to Acacia Automotive under the terms of this Agreement shall be in writing and addressed to Acacia Automotive at its principal corporate offices. Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the most recent address reflected in Acacia Automotive’s employment records. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

(Signature page follows)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

ACACIA AUTOMOTIVE INC.

By:
[ ]
[ ]

OPTIONEE

Steven L. Sample
Optionee

EXHIBIT I

NOTICE OF EXERCISE

I hereby notify Acacia Automotive, Inc. (the “Corporation”) that I elect to purchase ____________ shares of the Corporation's Common Stock (the "Purchased Shares") at the option exercise price of $__________________ per share (the “Exercise Price”) pursuant to that certain option (the “Option”) granted to me under the Corporation's 2007 Stock Incentive Plan or its successor Plan on _____________________, _______.

Concurrently with the delivery of this Exercise Notice to the Corporation, I shall hereby pay to the Corporation the Exercise Price for the Purchased Shares in accordance with the provisions of my agreement with the Corporation (or other documents) evidencing the Option and shall deliver whatever additional documents may be required by such agreement as a condition for exercise. Alternatively, I may utilize the Cashless Exercise sale and remittance procedure specified in my agreement to effect payment of the Exercise Price.

_____________________, ________
Date

_______________________________________________
 Optionee

Address: _______________________________________

______________________________________________

Print name in exact manner it is to appear on the stock certificate: ____________________________________________________________________________________________________________________

Address to which certificate is to be sent, if different from address above: ______________________________________________________________________________________________________________

Social Security Number: ____________________________________

APPENDIX

The following definitions shall be in effect under the Agreement:

A. Agreement shall mean this Inducement Stock Option Agreement.

B. Board shall mean Acacia Automotive’s Board of Directors.

C. Code shall mean the Internal Revenue Code of 1986, as amended.

D. Common Stock shall mean Acacia Automotive’s common stock, par value $0.001 per share.

E. Exercise Date shall mean the date on which the Option shall have been exercised in accordance with Paragraph 8 of the Agreement.

F. Exercise Price shall mean $            ___ per Share.

G. Expiration Date shall mean the date on which the Option term expires as specified in Paragraph 2.

H. Fair Market Value per share of Common Stock on the Grant Date shall be determined in accordance with the following provisions:

(i) If the Common Stock is at the time traded on the OTC Market, then the Fair Market Value shall be an average of the closing selling price per share of Common Stock on the date in question, as the price is reported by the National Association of Securities Dealers on the OTC Market or any successor system, and the closing price of the stock on each of the preceding thirty days. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be average of the closing selling price on the last thirty days preceding the date for which such quotation exists.

(ii) If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be average of the closing selling price per share of Common Stock on the date in question and the thirty days preceding such date on the Stock Exchange determined by the Board to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be average of the closing selling price on each of the thirty days preceding the date for which such quotation exists.

(iii) If the Common Stock is not at the time traded on any Stock Exchange and is not reported on the OTC Market or any successor system, then the Fair Market Value shall be the average between the highest bid and lowest asked prices for the Common Stock on the relevant date and each of the thirty days preceding the relevant date by an established quotation service for over-the-counter securities.

(iv) If the Common Stock is not at the time traded on any Stock Exchange, is not reported on the OTC Market or a successor system, and is not otherwise publicly traded, then the Fair Market Value shall be established by taking an average of the most recent sale price for the Common Stock and all sales during each of the thirty days immediately preceding that last sale.

I. Grant Date shall mean the date designated in the preamble to the Agreement granting the Option.

J. Optionee shall mean the person to whom the Option is granted as specified in the Agreement.

K. Service shall mean Optionee’s service with Acacia Automotive, whether as an employee, director or consultant, which has not been interrupted or terminated. Optionee’s Service shall not be deemed to have terminated merely because of a change in the capacity in which Optionee renders service to Acacia Automotive.

M. Shares shall mean the number of shares of Common Stock subject to the Option.

N. Stock Exchange shall mean the Nasdaq Stock Exchange, the American Stock Exchange, the New York Stock Exchange, the OTC Bulletin Board Exchange, or the Pink Sheets Exchange.

O. Vesting Schedule shall mean the vesting schedule specified in Paragraph 3 of the Agreement, pursuant to which Optionee will vest in the Shares in one or more installments over his period of Service, subject to acceleration in accordance with the provisions of the Agreement.